EX-35.2
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Understanding what's important



WELLS FARGO - BAYVIEW
2007-B
9062 OLD ANNAPOLIS ROAD
COLUMBIA, MD 21045
COMPLIANCE MANAGER



Annual Statement of Compliance


For The Fiscal Year 2007


1. A review of the activities of the Seller Servicer during the preceding calendar year and of performance according to the Seller Servicer contract has been made with the undersigned officer's supervision, and

2. To the best of the undersigned officer's knowledge, based on such review, the Seller Servicer has fulfilled all its obligations under the guides for such year, or if there has been a default in the fulfillment of any such obligation, such default is listed below:

Known Default            Status          Steps Being Taken to Cure Default


None



Seller Servicer: M&T Bank

By: /s/ Claudia L. Heath
Name: Claudia L. Heath
Title: Vice President / Compliance Manager
Date: March 14, 2008


P.O Box 1288, Buffalo, NY 14240, 716 626 7010  800 724 2224
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